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			      ACCOUNTANTS' CONSENT

The Board of Directors
Xerox Corporation:

We consent to incorporation by reference in the Registration Statement
(No. 2-86274) on Form S-8 of Xerox Corporation of our report dated May 10, 1996, relating to the statements of net assets available for plan benefits of the Xerox Corporation Profit Sharing and Savings Plan as of November 30, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the November 30, 1995 Annual Report on Form 11-K of the Xerox Corporation Profit Sharing and Savings Plan.

KPMG PEAT MARWICK LLP

Rochester, New York
May 10, 1996